November 30, 20016

MSS Series Trust

8000 Town Centre Drive

Suite 400

Broadview Heights, OH 44147

Re:  MSS Series Trust (formerly, the AMM Funds), File Nos. 333-135714 and 811-21927

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the MSS Series Trust Registration Statement (the "Registration Statement").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 17 to the Registration Statement (the "Amendment").  We also consent to all references to us in the Amendment.

Very truly yours,

/s/Thompson Hine LLP

Thompson Hine LLP

mvw